Exhibit 4.25

RESTRICTED STOCK GRANT AGREEMENT

This Restricted Stock Grant Agreement is dated as of __________(this “Agreement”), and is between PROPELL TECHNOLOGIES GROUP, INC., a Delaware corporation (“Propell”), and ________________, an individual (“Director”).

WHEREAS, Director is a director of Propell. Propell considers Director’s continued services by Propell to be important to its growth, and consequently Propell wishes to grant to Director, shares of Propell restricted common stock, subject to the terms of this Agreement.

The parties therefore agree as follows:

1.                  Grant of Stock. Propell hereby issues to Director [_________] shares of Propell common stock, subject to vesting as provided in section 2 (those shares and any securities issued in respect of or as replacements for those shares, the “Shares”).

2.                  Vesting. On each of the first three anniversaries of the date of this Agreement, 33 1/3% of the Shares will vest (any Shares that vest, “Vested Shares”; any Shares remaining unvested, “Restricted Shares”).

3.                  Adjustment. If shares of Propell common stock are subdivided or combined into a greater or smaller number of shares, or Propell pays any stock dividend or otherwise issues any securities in respect of Propell common stock, or upon a merger, consolidation, reorganization, split-up, combination, or recapitalization or the like of Propell, or upon exchange of shares of Propell common stock or other securities issued in respect of Propell common stock for other securities of Propell or of another corporation, all references under this Agreement to the Shares, Vested Shares, or Restricted Shares will be appropriately adjusted or revised to reflect that change.

4.                  Shareholder Rights. Subject to the terms of this Agreement, Director has all the rights of a shareholder with respect to Restricted Shares, including without limitation the right to vote the Restricted Shares and to receive any cash dividends declared on the Restricted Shares.

5.                  Compliance With Securities Laws. (a) Director represents that he/she is acquiring the Shares on his/her own account for the purpose of investment and not with a view to, or for sale in connection with, distribution of any Shares.

(b)               Subject to restrictions on transferability of the Shares stated elsewhere in this Agreement, Director shall not sell, transfer, assign, pledge, encumber, or otherwise dispose of any Shares or any beneficial interest therein unless (1) the Shares or beneficial interest, as the case may be, that he proposes to dispose of are registered in an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), or (2) if required by Propell, Propell has received an opinion, in form and substance satisfactory to Propell, from Propell’s legal counsel to the effect that disposition of those Shares or that beneficial interest, as the case may be, does not require registration under the Securities Act, or any applicable state securities laws.

(c)                Director acknowledges that neither Propell nor any agent of Propell is required to recognize any transfer of any Shares if, in the opinion of counsel for Propell, that transfer would result in violation by Propell of any federal or state law with respect to the offering, issuance, or sale of securities.

(d)               At the written request of Propell or any managing underwriter of any underwritten public offering of securities of Propell, Director will not, without the prior written consent of Propell or any such managing underwriter, sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any Shares during the 180 day period commencing on the effective date of the registration statement relating to any such underwritten public offering of securities.

(e)                Propell is entitled to endorse the certificates representing the Shares with the following legends:

(1)	“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or state securities laws or an exemption from registration under the Securities Act and state securities laws that, in the opinion of counsel for Propell Technologies Group, Inc., is available.”

(2)	“Transferability of the shares represented by this certificate is subject to the terms of the Restricted Stock Grant Agreement dated December , 2014, between Propell Technologies Group, Inc. and Director. A copy of that Agreement is on file at the offices of 1701 Commerce Street, 2nd Floor, Houston, Texas 77002.”

6.                  Waiver of Jury Trial. Each party hereby waives any right to a jury trial and any right to claim or recover punitive damages.

7.                  No Effect on Employment. Nothing contained in this Agreement confers on Director any right with respect to continuation of his directorship by Propell or interferes in any way with the right of Propell at any time to terminate Director’s directorship or otherwise modify the terms of Director’s directorship by Propell, subject to the terms of any directorship or other agreement, any provision of law, or Propell’s organizational documents, to the contrary.

8.                  Section 83(b) Election. (a) Director understands that under section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date that any forfeiture restrictions applicable to any Restricted Shares lapse, the excess of the fair market value of those Restricted Shares on that date over the purchase price paid for those Restricted Shares will be reportable as ordinary income. Director understands, however, that he may elect to be taxed at the time the Restricted Shares are acquired under this Agreement, rather than when the Restricted Shares cease to be subject to the forfeiture restrictions of this Agreement, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the date of this Agreement.

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(b)               Director acknowledges that it is his/her/its sole responsibility, and not Propell’s, to file a timely election under section 83(b), even if Director requests that Propell or its representatives make this filing on Director’s behalf.

9.                  Assignment. Neither party may assign any rights or delegate any obligations under this Agreement except with the prior written consent of the other party.

10.              Binding. This Agreement binds and inures to the benefit of the parties and their respective permitted successors and assigns.

11.              Governing Law. The laws of the State of Delaware (without giving effect to principles of conflict of laws) govern all matters arising out of this Agreement, including without limitation tort claims.

12.              Entirety of Agreement. This Agreement constitutes the entire Agreement of the parties concerning the subject matter of this Agreement and supersedes all prior agreements, if any.

13.              Notices. (a) Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

(1)	personal delivery, in which case delivery will be deemed to occur the day of delivery;

(2)	certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or

(3)	next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt.

(b)               In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

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If to Propell:

Propell Technologies Group, Inc.
1701 Commerce Street, 2nd Floor
Houston, Texas 77002
Attention: John Huemoeller

with a copy to:

Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 25th Floor
New York, New York 10174
Attention: Leslie Marlow

If to Director:

_____________________
[Address]

14.              Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

The undersigned are signing this Agreement on the date stated in the introductory clause.

PROPELL TECHNOLOGIES GROUP, INC.

By:
Name: John Huemoeller
Title: Chief Executive Officer

DIRECTOR:

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